Exhibit (a)(5)
CASH RESERVE FUND, INC.
ARTICLES SUPPLEMENTARY

Cash Reserve Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Charter of the Corporation and by the Maryland General Corporation Law, the Board of Directors has duly designated and classified the Managed Shares Class shares of the Prime Series of the Corporation’s capital stock, all of which are unissued, into undesignated shares of the capital stock of the Corporation.

SECOND:  (a) Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue 20,810,000,000 shares of capital stock, with a par value of $0.001 per share, for an aggregate par value of $20,810,000, which shares were designated and classified into the following Series, which Series were subdivided into the following Classes:

Series	Classes	Number of Shares

Prime Series		12,400,000,000

	Cash Reserve Prime Shares	9,000,000,000
	Cash Reserve Prime Institutional Shares	3,200,000,000
	Managed Shares	200,000,000

Treasury Series		3,550,000,000

	Cash Reserve Treasury Shares	2,300,000,000
	Cash Reserve Treasury Institutional Shares	1,250,000,000

Tax-Free Series		4,250,000,000

	Cash Reserve Tax-Free Shares	3,000,000,000
	Cash Reserve Tax-Free Institutional Shares	1,250,000,000
Undesignated		610,000,000

(b)  Immediately after the filing of these Articles Supplementary, the Corporation will continue to have the authority to issue 20,810,000,000 shares of capital stock, with a par value of $0.001 per share, for an aggregate par value of $20,810,000, which shares will be designated and classified into the following Series, which Series will be subdivided into the following Classes:

Series	Classes	Number of Shares

Prime Series		12,200,000,000

	Cash Reserve Prime Shares	9,000,000,000
	Cash Reserve Prime Institutional Shares	3,200,000,000

Treasury Series		3,550,000,000

	Cash Reserve Treasury Shares	2,300,000,000
	Cash Reserve Treasury Institutional Shares	1,250,000,000

Tax-Free Series		4,250,000,000

	Cash Reserve Tax-Free Shares	3,000,000,000
	Cash Reserve Tax-Free Institutional Shares	1,250,000,000

Undesignated		810,000,000

THIRD:  Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of the Corporation’s capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

FOURTH:  The Board of Directors of the Corporation, acting at a meeting duly called and held on January 6, 2015, duly authorized and adopted resolutions designating and classifying the capital stock of the Corporation as set forth in these Articles Supplementary.

[signatures begin on next page]

IN WITNESS WHEREOF, Cash Reserve Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 8th day of January 2015; and its Vice President acknowledges that these Articles Supplementary are the act of Cash Reserve Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	CASH RESERVE FUND, INC.

/s/Hepsen Uzcan                      /s/John Millette
Hepsen Uzcan, Assistant Secretary                                 John Millette, Vice President

3